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                                  EXHIBIT 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS




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CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Form S-8 registration statements of Digi International Inc. for its Stock Option Plan (File No. 33-32956, File No. 33-38898, File No. 333-99 and File No. 333-23857); for its
Employee Stock Purchase Plan (File No. 333-1821); and for its Non-Officer Stock Option Plan (File No. 33-57869) of our report dated December 11, 1998 , except as to Notes 2 and 3, for which the date is July 23, 1999, on our audits of the consolidated financial statements of Digi International Inc. as of September 30, 1998 and 1997, and for the years ended September 30, 1998, 1997 and 1996, which report is included in or incorporated by reference in this Annual Report on Form 10-K/A.



                                       /s/  PricewaterhouseCoopers LLP


Minneapolis, Minnesota

August 16, 1999